BGSF, Inc. PREM14A

Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

BGSF, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$99,000,000(1)	0.00015310	$15,156.9(2)
Fees Previously Paid	$ —		$—
Total Transaction Valuation	$99,000,000
Total Fees Due for Filing			$15,156.9
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$15,156.9

(1)	In accordance with Rule 0-11(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the underlying value of the transaction reflects $99.0 million in cash consideration, the total consideration to be received by BGSF, Inc. in connection with the transaction (the “Total Consideration”).

(2)	In accordance with Rule 0-11(c) under the Exchange Act and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00015310 and the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A